Exhibit 10.30

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of January 1, 2023, by and between Raymond Jordt (“Jordt”) and Altimmune, Inc., a Delaware corporation (“Altimmune” or the “Company”).

WHEREAS, the Board of Directors of Altimmune (the “Board”) desires to employ Jordt, and Jordt desires to be employed by Altimmune pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Jordt acknowledges that, in executing this Agreement, he has had a reasonable opportunity to seek the advice of independent legal and tax counsel, and has read and understood all of the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Titles, Duties and Responsibilities.

(a)    Title and Duties. During the Employment Period (as defined in Section 2 below), Jordt shall serve as Chief Business Officer of Altimmune and shall have such duties, responsibilities and authority usual and customary for such position, as shall be determined from time to time by the Company’s Chief Executive Officer or the Board. If requested, Jordt shall also serve without additional compensation in such other offices of Altimmune or its subsidiaries or affiliates to which he may be elected or appointed. It is expected that Jordt will be required to travel from time to time to Altimmune’s headquarters in Gaithersburg, MD as required to properly perform Jordt’s duties or as otherwise reasonably requested by Altimmune, and Altimmune shall reimburse reasonable, documented expenses incurred by Jordt in direct connection with such travel, subject to Section 5.

(b)    Reporting Responsibilities. Jordt shall report directly to the Chief Executive Officer.

(c)    Conflicts of Interest and Compliance with Laws. During the Employment Period (as defined below), Jordt shall devote his entire time, attention, energies and business efforts to the affairs of Altimmune. During the Employment Period, Jordt shall not, without the prior written consent of the Board (x) engage, directly or indirectly, in any other business activity, including without limitation any such activity that materially interferes with his duties as set forth in this Agreement and/or that creates a conflict of interest with Altimmune, (y) act as a proprietor, partner, director, officer, executive, consultant, advisor, agent, representative or any other capacity of any entity other than Altimmune and its divisions, subsidiaries and other affiliated entities, regardless of whether such activity is for gain, profit or other pecuniary advantage, or (z) allow or cause Altimmune to participate in any transaction with Jordt, any of his relatives (other than as employees of Altimmune), or any entity in which Jordt or any of his relatives has an interest. Jordt further agrees that he shall not knowingly take any action, or authorize the taking of any action, that contravenes any applicable federal, state, municipal or other political subdivision ordinance, statute or rule, regulation or order of any jurisdiction. Jordt agrees to immediately disclose to the Board any relationship, action or activity that may potentially be subject to the provisions of this Section 1(c).

2.    Employment Term. Jordt’s employment with Altimmune under this Agreement shall begin on January 1, 2023 (the “Effective Date”) and shall continue until terminated pursuant to Section 6 hereof (the “Employment Period”). Jordt’s employment with Altimmune is “at-will” and may be terminated by either Altimmune or Jordt at any time for any reason, in each case subject to Section 6 hereof.

3.    Salary, Bonus and Other Compensation. During the Employment Period, Jordt shall be eligible for the following compensation:

(a)    Base Compensation. Altimmune shall pay Jordt an initial annual base salary rate of Four Hundred-Five Thousand Dollars ($405,000) per annum (“Base Salary”), payable in substantially equal installments in accordance with Altimmune’s normal payroll practices in effect from time to time. Jordt’s compensation shall be evaluated and (if approved by the Committee) adjusted by the Compensation Committee of the Board (the “Committee”) on at least an annual basis, provided that in no event shall Jordt’s Base Salary be reduced while this Agreement is in effect, except as provided in the “Good Reason” definition below.

(b)    Annual Bonus. In addition to the Base Salary, during each year of the Employment Period starting in 2023, Jordt will be eligible for an annual cash bonus (“Annual Bonus”) with a target award equal to forty percent (40%) of the Base Salary. The Annual Bonus will be subject to all of the terms and conditions of any applicable written bonus plan issued by the Company. The actual Annual Bonus payouts, if any, will be based on achievement of the individual and/or Altimmune performance criteria, to the extent established for the applicable fiscal year by the Committee in its sole and absolute discretion. Except as expressly otherwise provided in this Agreement in connection with Jordt’s termination without Cause or termination for Good Reason, to earn any bonus payment, Jordt must be actively employed by Altimmune on December 31st of the applicable fiscal year. The Annual Bonus typically has been paid no later than the March 15th of the fiscal year immediately following the fiscal year to which such Annual Bonus applies.

(c)    Signing Bonus. Subject to Jordt’s commencement of employment with Altimmune on the Effective Date, Altimmune shall pay Jordt a lump sum cash bonus of Eighty-Five Thousand Dollars ($85,000) (the “Signing Bonus”), payable on the first payroll date following the Effective Date. If Jordt’s employment with Altimmune is terminated for any reason prior to the payment of the Signing Bonus, Jordt will not be eligible to receive the Signing Bonus. If Jordt’s employment with Altimmune terminates (i) by Altimmune for Cause (as defined below) or (ii) by reason of Jordt’s resignation without Good Reason (as defined below), in either case, on or prior to the 12-month anniversary of the Effective Date, then: (i) not later than the sixtieth (60th) day following the date of termination of Jordt’s employment, Jordt shall repay to Altimmune the full Signing Bonus; and (ii) Jordt agrees that Altimmune may withhold the amount of the Signing Bonus from any amounts that Altimmune owes Jordt, to the fullest extent permitted by applicable law.

(d)    Sign On Incentive Grants. As soon as reasonably practicable following the Effective Date, but in no event later than thirty (30) days following the Effective Date, as a material inducement to Jordt entering into this Agreement and becoming an employee of the Altimmune, and subject to the approval of the Committee in its discretion:

(i) Altimmune shall grant Jordt an option to purchase One Hundred Twenty-Five Thousand (125,000) shares of Altimmune’s common stock (the “Sign-On Incentive Option”) under the Altimmune, Inc. 2017 Omnibus Incentive Plan, as may be amended and restated from time to time (the “2017 Plan”) or the 2018 Inducement Grant Plan, as may be amended and restated from time to time (the “2018 Plan”), as applicable (collectively, the “Plans”). The exercise price of the Sign-On Incentive Option shall be equal to the Fair Market Value (as defined in the 2017 Plan or the 2018 Plan, as applicable as determined by Altimmune) of a share of Altimmune’s common stock on the grant date. The Sign-On Incentive Option will be an “incentive stock option” to the extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”) and such “incentive stock option” shall be granted under the applicable Plan as determined by Altimmune. To the extent any portion of the Sign-On Incentive Option is not able to be granted as an incentive stock option under the Code, the remaining amount of the Sign-On Incentive Option shall be granted in the form of a non-qualified stock option under the applicable Plan as an inducement grant consistent with the requirements of NASDAQ Stock Market Rule 5635(c)(4). One hundred percent (100%) of the Sign-On Incentive Option shall be unvested and unexercisable as of the grant date. On the first anniversary of the Effective Date (the “First Vesting Date”), twenty-five percent (25%) of the unvested portion of the Sign-On Incentive Option shall vest and become exercisable, and the aggregate remaining unvested portion of the Sign-On Incentive Option shall vest and become exercisable in substantially equal monthly installments over the thirty-six (36) month period commencing on the first monthly anniversary following the First Vesting Date, subject to Jordt’s continued employment with Altimmune on each applicable vesting date (the “Vesting Schedule”). The Sign-On Incentive Option will be governed by the terms and conditions of the 2017 Plan or the 2018 Plan, as applicable, and the stock option agreements approved by the Committee to evidence the grant of the Sign-On Incentive Option; and

(ii) Altimmune shall grant Jordt Thirty-Seven Thousand Five Hundred (37,500) restricted stock units, which shall be subject to the terms and conditions of the applicable Plan and the applicable award agreement (the “RSUs”). The RSUs shall be granted as an inducement grant consistent with the requirements of

NASDAQ Stock Market Rule 5635(c)(4). One hundred percent (100%) of the RSUs shall be unvested as of the grant date. On the first anniversary of the Effective Date (the “First RSU Vesting Date”), twenty-five percent (25%) of the unvested portion of the RSUs shall vest, and the aggregate remaining unvested portion of the RSUs shall vest in substantially equal annual installments over the three (3) year period commencing on the first annual anniversary of the First RSU Vesting Date, subject to Jordt’s continued employment with Altimmune on each applicable vesting date (the “RSU Vesting Schedule”).

(e)    Additional Equity Awards. Jordt will be eligible to participate in the Company’s existing equity plan or such other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of Altimmune from time to time, as determined by the Committee in its sole and absolute discretion.

4.    Benefits. During the Employment Period, Jordt shall be eligible for participation in and shall receive all benefits under welfare benefit, savings and retirement plans provided by Altimmune (including, but not limited to, life insurance, disability insurance, medical insurance, dental insurance) to the extent applicable generally to senior executives of Altimmune, and consistent with the following specific agreements:

(a)    Vacation. Jordt will be entitled to participate in  Altimmune’s flexible paid time off program, subject to Altimmune’s policies and procedures, in effect from time to time, during the Employment Period.

(b)    Health, Vision and Dental Insurance Jordt will be entitled to participate in all health, vision and dental insurance programs provided by Altimmune to the extent applicable generally to senior executives of Altimmune.

5.    Reimbursement of Business Expenses. Altimmune shall promptly reimburse Jordt for all reasonable and customary out-of-pocket business expenses incurred by Jordt in the course of his duties (to include monthly expenses to maintain cellular telephone service), in accordance with Altimmune’s policies as in effect from time to time. Jordt shall be required to submit to Altimmune appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, any expense or reimbursement described in this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Jordt during any calendar year will not affect the amount of expenses eligible for reimbursement to Jordt in any other calendar year; (ii) the reimbursements for expenses for which Jordt is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary company policies and procedures regarding such reimbursement of expenses.

6.    Termination Provisions.

(a)    Termination by Altimmune for Cause or Termination by Jordt without Good Reason. Altimmune may terminate Jordt’s employment immediately for Cause (as defined below), and Jordt may terminate his employment at any time without Good Reason upon providing Altimmune at least thirty (30) days advance written notice. Upon any termination of employment for any reason, Altimmune shall provide Jordt with the following: (i) payment of any accrued Base Salary through and including the date of Jordt’s termination to the extent not theretofore paid; (ii) any validly-incurred but unreimbursed business expenses in accordance with this Agreement; and (iii) such accrued and vested rights or benefits as may be due to Jordt under any Altimmune sponsored ERISA retirement and welfare employee benefits plans payable in accordance with the terms and conditions of such plans (the payments and benefits referred to in subclauses (i) through (iii) above shall be collectively referred to as the “Accrued Obligations”). Except as provided in this Section 6(a), termination pursuant to this Section 6(a) shall terminate any other rights Jordt may have under this Agreement and shall relieve Altimmune of any other obligations it may have under this Agreement.

For purposes of this Agreement, termination for “Cause” shall mean the termination of Jordt’s employment by Altimmune due to: (i) a material breach by Jordt of his fiduciary duties to Altimmune; (ii) a material breach by Jordt of this Agreement or of Jordt’s confidentiality or restrictive covenant obligations to Altimmune after being given written notice of such breach and, if such breach is curable, after Jordt’s failure to cure such breach within thirty (30) days of such notice; (iii) Jordt’s willful failure or refusal to follow Altimmune’s written policies after being given written notice of said failure or refusal and a failure to cure within thirty (30) days of such notice; (iv) Jordt’s conviction of, or plea of guilty or nolo contendere, to a felony; and/or (v) Jordt’s continuing and willful refusal to act as directed by the Chief Executive Officer (other than refusal resulting from incapacity due to physical or mental illness or due to an illegal directive by from Chief Executive Officer), after written notice is delivered to Jordt within sixty (60) days of such refusal which identifies said refusal and a failure to cure within thirty (30) days of such notice.

(b)    Termination by Altimmune without Cause or Resignation by Jordt for Good Reason. Altimmune may terminate Jordt’s employment without Cause at any time upon prior written notice to Jordt and Jordt may terminate his employment for Good Reason (as defined below). Upon such termination, subject to Jordt’s continued compliance with the obligations set forth in Section 7 and Jordt’s execution of and compliance with the Release (as defined below), subject to the timing conditions and other conditions described in this Agreement, Altimmune shall provide Jordt with the following:

(i)    payment of the Cash Severance Amount (as defined below) in equal monthly installments during the applicable severance period (as determined below) following the later of effective date of such termination and the effective date of the Release and otherwise payable in accordance with Altimmune’s normal payroll practices and subject to Section 6(d) hereof. As used herein, the “Cash Severance Amount” shall be equal to twelve (12) months of Jordt’s Base Salary existing at the time of such termination payable over the twelve (12) month period following such termination, subject to the Release first becoming effective, except that if such termination occurs within the one (1) year period commencing on the occurrence of a Change in Control (as defined below), the Cash Severance Amount shall instead be equal to the sum of (i) twelve (12) months of Jordt’s Base Salary (existing at the time of such termination) plus (ii) Jordt’s target Annual Bonus for the year of termination, payable over the twelve (12) month period following such termination;

(ii)    subject to Jordt’s eligibility for and timely election of continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974 (as amended) and Section 4980B of the Code (“COBRA”), Altimmune will pay monthly, on Jordt’s behalf, a portion of the cost of such coverage for the twelve (12) months after the date of such termination which payments will be equal to the amount of the monthly premium for such coverage, less the amount that Jordt would have been required to pay if Jordt had remained an active employee of Altimmune (the “COBRA Assistance”); provided, that if at any time Altimmune determines that the COBRA Assistance would result in a violation of the non-discrimination rules under Section 105(h)(2) of the Code or any other applicable laws, statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA Assistance, Altimmune will instead pay Jordt fully taxable cash payments equal to, and paid at the same time as, the COBRA Assistance would have otherwise been paid, subject to applicable tax withholdings;

(iii)   if such termination occurs after the end of the calendar year to which any Annual Bonus applies but before Altimmune has paid such Annual Bonus, Altimmune shall pay Jordt such prior year’s Annual Bonus (subject to Section 3(b), including with respect to whether such Annual Bonus has been earned and the amount of any Annual Bonus), at the same time annual bonuses in respect of the prior year are generally paid to senior executives of Altimmune;

(iv)    the Accrued Obligations; and

(v)    if such termination occurs within the one (1) year period commencing on the occurrence of a Change in Control, accelerated vesting of all unvested equity awards subject to time based vesting then outstanding and held by Jordt (for the avoidance of doubt, if such termination does not occur during such one (1) year period, then any accelerated vesting of unvested equity awards shall be at the discretion of the Committee), effective as of the effective date of the Release.

For purposes of this Agreement, resignation for “Good Reason” shall mean the resignation by Jordt of his employment due to: (a) a reduction in Jordt’s Base Salary or target Annual Bonus opportunity, except for across-the-board salary and/or target bonus reductions applicable to all C-Suite executives; (b) a material diminution in Jordt’s duties or responsibilities; or (c) a relocation, expressly required by Altimmune, of Jordt’s principal place of business for the performance of his duties under this Agreement to a location that is anywhere outside of a fifty (50)-mile radius of Jordt’s home in Fishers, Indiana (which relocation shall not include, to avoid doubt, reasonable travel requirements, including the requirement to engage in travel to the Company’s headquarters from time to time); provided, however, that Jordt must notify Altimmune within ninety (90) days of the occurrence of any of the foregoing conditions that he considers to be a “Good Reason” condition and provide Altimmune with thirty (30) days in which to cure the condition. If Jordt fails to provide this notice and cure period prior to his resignation, or resigns more than four (4) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

For purposes of this Agreement, “Change in Control” means the occurrence of either (i) an acquisition from stockholders of Altimmune (including through purchase, reorganization, merger, consolidation or similar transaction), directly or indirectly, in one or more transactions by a Person (as defined below) (other than any Person or group of Persons consisting solely of shareholders of Altimmune as of the date immediately prior to the consummation of the transaction) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of the securities of Altimmune entitled to vote generally in the election of directors of the Board, calculated on a fully diluted basis after giving effect to such acquisition, or (ii) the sale or other disposition, directly or indirectly, of all or substantially all of the assets of Altimmune and its subsidiaries, taken as a whole, to any Person (other than any Person or group of Persons consisting solely of shareholders of Altimmune as of the date immediately prior to the consummation of the transaction). For the avoidance of doubt, a transaction effected primarily for the purpose of (x) an equity financing of Altimmune, (y) the reincorporation of Altimmune in a different state, or (z) the formation of a holding company that will be owned exclusively by Altimmune’s stockholders, shall not be a Change in Control for purposes of this Agreement. A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, other than employee benefit plans sponsored or maintained by Altimmune and by entities controlled by Altimmune or an underwriter of the capital stock of Altimmune in a registered public offering.

(c)    Death or Disability. Jordt’s employment shall terminate automatically upon Jordt’s death. Subject to applicable law, Altimmune may terminate Jordt’s employment due to Jordt’s Disability (as defined below). Upon any such termination, Altimmune shall provide Jordt (or his estate as the case may be) with the Accrued Obligations through the date of termination. The term “Disability” shall mean Jordt becoming physically or mentally disabled such that he is unable to perform his duties to Altimmune for a period of ninety (90) consecutive days.

(d)    Limits. Notwithstanding anything herein to the contrary, Altimmune’s obligation to make any payments or benefits to Jordt (including without limitation acceleration of equity vesting) upon termination of his employment under the circumstances described in Section 6(b) (other than the Accrued Obligations) is conditioned upon Jordt’s execution, delivery and non-revocation of a valid and enforceable separation agreement and release of claims in the form provided by Altimmune (the “Release”) that becomes effective within the time period provided in the Release but not later than sixty (60) days after the date of such termination or resignation of employment (and to avoid doubt, the “date of such termination or resignation” shall be the actual last day of Jordt’s employment with Altimmune, as opposed to the day notice of termination or resignation is provided, if earlier). Subject to the foregoing and Section 20 hereof, the Cash Severance Amount will commence to be paid to Jordt on the sixtieth (60th) day following Jordt’s termination or resignation of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto. On any termination entitling Jordt to the payments and benefits under Section 6(b), Altimmune and its affiliates shall have no further obligation to make payments under this Agreement other than as specifically provided for in such section.

(e)    Resignation from All Positions. Unless the parties otherwise agree in writing, upon the termination or resignation of Jordt’s employment with Altimmune for any reason, Jordt shall be deemed to have resigned, as of the date of such termination or resignation, from and with respect to all positions Jordt then holds as an officer, director or employee with Altimmune and any of its affiliates.

7.    Non-Disclosure, Non-Solicitation and Non-Competition. As used in this Section 7, “Altimmune" shall mean Altimmune and any of its affiliates, successor and assigns.

(a)    Non-Disclosure. During the Employment Period and thereafter, Jordt covenants and agrees that he will not, except in performance of Jordt’s obligations to Altimmune, or with the prior written consent of Altimmune pursuant to the authority granted by a resolution of the Board, directly or indirectly, disclose any confidential information that he may learn or has learned by reason of his association with Altimmune or use any such information. The term “confidential information” includes, without limitation, information not previously disclosed to the public or to the trade by Altimmune’s management with respect to Altimmune’s products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, member lists, financial information (including the revenues, costs or profits associated with any Altimmune’s products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of Altimmune’s business. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to prohibit Jordt from reporting possible violations of federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation or protected by other state or federal law. Jordt does not need the prior authorization of Altimmune to make any such reports or disclosures and Jordt is not required to notify Altimmune that he made such reports or disclosures.

(b)    Non-solicitation of Clients and Customers. Jordt covenants and agrees that during the Employment Period and for a period of twelve (12) months thereafter (the “Restricted Period”), he will not solicit, either directly or indirectly, any customer or client of Altimmune, including without limitation customers or clients with whom or which Jordt had significant contact or about whom or which Jordt learned confidential information during his employment with Altimmune, with the purpose or effect of diverting business from Altimmune or causing such customer or client to terminate or reduce such customer or client’s relationship with Altimmune.

(c)    Non-solicitation of Employees. Jordt covenants and agrees that during the Restricted Period, he shall not directly or indirectly, on his behalf or on behalf of any person or other entity, solicit or induce, or attempt to solicit or induce, any person who is, or was during the three (3) months prior to any attempt to solicit or induce such person, an employee or independent contractor of Altimmune (including without limitation employees and independent contractors with whom or which Jordt had contact or about whom or which Jordt had access to confidential information), to terminate or reduce such employee’s or independent contractor’s employment or other service relationship with Altimmune.

(d)    Noncompetition. In consideration for Altimmune’s provision to Jordt of confidential information, and in consideration for Jordt’s eligibility for severance and cash incentive compensation, and for other good and valuable consideration, each of which Jordt acknowledges is sufficient consideration for the restrictions contained herein, Jordt covenants and agrees that during the Restricted Period, he will not directly or indirectly, in any capacity substantially equivalent or related to any capacity Jordt held at Altimmune, work for, or engage in sales, marketing or related activities on behalf of, himself or any other person or entity that is a direct competitor of Altimmune.

(e)    Equitable Relief. Jordt acknowledges and agrees that the services performed by him are special, unique and extraordinary in that, by reason of Jordt’s employment, Jordt may acquire confidential information and trade secrets concerning the operation of Altimmune, or that Jordt may have contact with or obtain knowledge of Altimmune’s members or prospects, the use or disclosure of which could cause Altimmune substantial loss and damages, which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Jordt acknowledges and agrees that Altimmune shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Jordt from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7.  Jordt acknowledges and agrees that Altimmune shall be entitled to its attorneys’ fees and court costs should Altimmune successfully pursue legal action to enforce its rights under this Section 7.

(f)    Return of Property. Upon termination or resignation of Jordt’s employment with Altimmune, Jordt shall promptly supply to Altimmune all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Jordt during his employment with Altimmune, and any copies thereof in Jordt’s (or capable of being reduced to Jordt’s) possession.  For clarity, Jordt will be able to retain his business contact lists.

(g)    Survival. Any termination of Jordt’s employment, of the Employment Period or of this Agreement (or breach of this Agreement by Altimmune or Jordt) shall have no effect on the continuing operation of this Section 7.  All other provisions of this Agreement shall survive to the extent necessary to effectuate their terms.

(h)    Defend Trade Secrets Act of 2016.  Jordt understands that pursuant to the federal Defend Trade Secrets Act of 2016, Jordt shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Jordt understands that nothing contained in this Agreement limits Jordt’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.  Jordt also understands that nothing in this Agreement limits Jordt’s ability to share compensation information concerning Jordt or others, except that this does not permit Jordt to disclose compensation information concerning others that Jordt obtains because Jordt’s job responsibilities require or allow access to such information.

(i)    Jordt will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, ideas, products, processes, databases, computer programs, formulae, techniques, know-how, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Jordt (alone or jointly with others) or under Jordt’s direction during the term of this Agreement.  To preclude any possible uncertainty, Jordt has disclosed to the Company a complete list of Developments that Jordt has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Jordt’s employment with the Company, that Jordt considers to be Jordt’s property or the property of third parties that Jordt wish to have excluded from the scope of this Agreement (“Prior Inventions”).  Jordt acknowledges that all work performed by Jordt is on a “work for hire” basis, and Jordt hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all Jordt’s right, title and interest in all Developments that (i) relate to the business of the Company or any customer of the Company or any of the products or services being researched, developed, manufactured, performed or sold by the Company or which may be used with such products or services; or (ii) result from tasks assigned to Jordt by the Company and/or the Services; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, service marks and service mark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions.

This Agreement does not obligate Jordt to assign to the Company any Development which is developed entirely on Jordt’s own time and does not relate to the business efforts or research and development efforts in which, during the term of this Agreement, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, Jordt will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  Jordt understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by an Jordt, this Section will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  Jordt also hereby waives all claims to any moral rights or other special rights which Jordt may have or accrue in any Company-Related Developments.

8.    Governing Law. This Agreement is made and entered into in the State of Maryland, without regard to conflict of laws rules, and the laws of the State of Maryland shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

9.    Consent to Venue. Any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof, arising out of or relating in any way to the employment of Jordt or termination thereof, shall be brought in the Federal courts located in the State of Maryland; provided, however, that if any of the aforementioned courts is found to lack subject matter jurisdiction, then to the exclusive jurisdiction of the state courts in the State of Maryland. By executing and delivering this Agreement, each party, for itself or himself and in connection with its or his properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens ; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provided herein; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, CONTROVERSY OR CLAIM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING IN ANY WAY TO THE EMPLOYMENT OF JORDT OR TERMINATION THEREOF OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT OF COMPETENT JURISDICTION AS PROVIDED HEREIN AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.    Assistance in Litigation. Jordt shall make himself available, upon the request of Altimmune, to testify or otherwise assist in litigation, arbitration, or other disputes involving Altimmune, or any of the directors, officers, executives, subsidiaries, or parent corporations of Altimmune, at no additional cost during the Employment Period and at any time following the termination of Jordt’s employment for any reason; provided, however, in the event such request is made by Altimmune after the Employment Period, Jordt shall be reimbursed for any reasonable out-of-pocket expenses incurred with respect thereto and shall also be paid a reasonable daily stipend based on his Base Salary at the time of termination.

12.    Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by email to (in the case of any notice to Jordt) a business or personal email address of Jordt’s or (in the case of any notice to the Company) the business email address of the Company’s Chief Executive Officer or Chairperson of the Board), or registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)	If to Altimmune, to:

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland 20878

Attention: Chief Executive Officer

(b)	If to Jordt, to:

The last address on file with Altimmune at the time of Notice.

13.    Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Jordt and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall inure to the benefit of and be enforceable by Altimmune and any of its successors and assigns. Altimmune will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Altimmune to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that Altimmune would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Altimmune” shall mean “Altimmune” as hereinbefore defined and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

14.    Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by Jordt and the Chief Executive Officer or other person authorized by the Board or their respective successors and legal representatives.

15.    Construction. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

16.    Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

17.    Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  Although Altimmune and Jordt intend for this Agreement to be fully enforced as written, to the extent (and only to the extent) a court of competent jurisdiction requires this Agreement’s: (i) Restricted Period to be reduced, or (ii) geographic scope to be reduced, such provision(s) (in the case of (i) and/or (ii)) shall be so limited or reduced, as applicable, and such provision(s) shall then be enforced to its or their maximum extent.  To the extent applicable law requires a Restricted Period to be reduced and requires a “strict blue pencil” approach, it shall be reduced in one month increments (e.g. 12 months to 11 months, 11 months to 10 months, 10 months to 9 months, 9 months to 8 months, 8 months to 7 months, 7 months to 6 months, 6 to 5 months, 5 to 4 months, 4 to 3 months, 3 to 2 months and 2 to 1 month) until an enforceable Restricted Period is reached, and such Restricted Period shall be enforced.  To the extent applicable law requires the geographic scope of any provision of this Agreement to be reduced and requires a “strict blue pencil” approach, the geographic scope shall be reduced by limiting the geographic scope of such provision to each U.S. state, county, and city in which Jordt worked or had a material presence or influence during the Employment Period.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  To the extent applicable law requires additional consideration for this Agreement, any equity, cash incentive, or severance compensation for which the Company may (in its sole discretion) make me eligible shall (in each case and independent of the other) constitute such consideration.

18.    Survivorship. Upon the expiration or other termination of this Agreement or termination of Jordt’s employment for any reason, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19.    Withholding. Altimmune may, and shall, withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20.    Section 409A.

(a)    Although Altimmune does not guarantee the tax treatment of any payments or benefits provided under this Agreement, it is intended that this Agreement will comply with, or be exempt from, Code Section 409A to the extent this Agreement (or any benefit or payment provided hereunder) is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent.

(b)    Notwithstanding any provision to the contrary in this Agreement, if Jordt is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Altimmune to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Code Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the date immediately following the expiration of the six-month period measured from the date of Jordt’s “separation from service,” and (ii) the date of Jordt’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Jordt in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)    Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Code Section 409A, references to Jordt’s “termination of employment” (and corollary terms) with Altimmune shall be construed to refer to Jordt’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Altimmune.

(d)    Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Altimmune. Notwithstanding anything herein, Jordt shall be responsible for payment of any applicable personal tax liabilities associated with the receipt of income or benefits pursuant to this Agreement.

21.    Section 280G.

(a)    Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the benefit of Jordt by Altimmune, any affiliate thereof, any person or entity who acquires ownership or effective control of Altimmune or ownership of a substantial portion of Altimmune’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitutes “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount Jordt would receive, after all taxes, if Jordt received aggregate Payments equal (as valued under Section 280G of the Code) to only three times Jordt’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to Jordt shall be subject to the Excise Tax.

(b)    The determination of whether the Payments shall be reduced as provided in Section 21(a) hereof and the amount of such reduction shall be made at Altimmune’s expense by an independent public accounting firm of national reputation selected by Altimmune (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Altimmune and Jordt within ten (10) days after Jordt’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by Jordt with respect to the Payments, it shall furnish Jordt with an opinion reasonably acceptable to him that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon Altimmune and Jordt.

22.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALTIMMUNE, INC.:		RAYMOND JORDT:

By:	/s/ Vipin K. Garg		/s/ Raymond M. Jordt
Vipin K. Garg, Chief Executive Officer

Date:	January 1, 2023	Date:	January 1, 2023